Exhibit 3.286

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

IL-FREEDOM CENTER, LLC

1.	The name of the limited liability company is IL-FREEDOM CENTER, LLC (the “Company”).

2.	The Certificate of Formation of the Company is hereby amended as follows:

The first Article of the Certificate of Formation is hereby amended to read in its entirety as follows:

“FIRST: The name of the limited liability is IL-777 West Chicago Avenue, LLC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 14th day of January, 2016.

By:	/s/ Murray McQueen
Murray McQueen
Authorized Person